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                                 EXHIBIT 1.2

              AMENDMENT NUMBER 1 TO SECURITIES PURCHASE AGREEMENT

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                              AMENDMENT NUMBER 1 TO
                          SECURITIES PURCHASE AGREEMENT

         THIS AMENDMENT NUMBER 1 TO SECURITIES PURCHASE AGREEMENT (this "Amendment") is made and entered into as of this 31st day of May, 1996, by and between MEDIRISK, INC., a Florida corporation (the "Company"), and HEALTHPLAN SERVICES CORPORATION, a Delaware corporation ("Purchaser");

                                   WITNESSETH:

         WHEREAS, Purchaser and the Company are parties to a Securities Purchase Agreement, dated January 8, 1996 (the "Agreement"), pursuant to which Purchaser purchased certain Convertible Preferred Stock of the Company and agreed to purchase certain subordinated promissory notes to be issued by the Company pursuant to the terms of the Agreement; and

         WHEREAS, Purchaser and the Company now desire to amend the Agreement as set forth in this Amendment;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants hereinafter set forth, the parties agree as follows:

         1. AMENDMENT OF AGREEMENT. Purchaser and the Company hereby agree to amend the Agreement by deleting Section 5.12 therefrom in its entirety and adding the following in lieu thereof:

                  5.12 Executive Compensation. Allow any of its officers, directors or employees to use any assets or property of the Company or any of its Affiliated Companies for personal purposes. Neither the Company nor any of its Affiliated Companies shall increase the salary or other compensation or benefits paid or provided to any officer or director of the Company or such Affiliated Company except to the extent that such increase (a) is commercially reasonable and in accordance with industry standards and (b) is approved by the Compensation Committee (composed entirely of directors who are not employees of the Company or any Affiliate of the Company) of the Board of Directors of the Company or such Affiliated Company, as the case may be, provided that in no event will any option plan or option agreement be amended or instituted which causes the total of all options available for grant to employees, directors and sellers of businesses acquired by the Company, outstanding options issued to employees, directors and sellers of businesses acquired by the Company, and stock issued under any employee benefit plan or otherwise to any employee or director (in his or her capacity as such) to exceed 893,850 shares of Series A Common Stock (as adjusted for stock splits, stock dividends and similar events occurring after the date of this Agreement); provided, however, that at least 200,000 of such shares shall be issuable under an employee stock option plan and a directors stock option plan,


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         both of which plans shall be adopted and approved by the Company's
         Board of Directors and shareholders prior to the closing of an Initial Public Offering and under which plans no fewer than 200,000 shares of Series A Common Stock or options or other rights to purchase Series A Common Stock shall be available for grant after the Company's closing of an Initial Public Offering.

         2. MISCELLANEOUS. Except as specifically modified and amended by this Amendment, the Agreement shall remain in full force and effect, and the terms and conditions of the Agreement are hereby ratified and confirmed in all respects as so amended.

         IN WITNESS WHEREOF, each party hereto has executed or caused this Amendment to be executed on its behalf, all on the day and year first above written.

                               COMPANY:

                               MEDIRISK, INC.



                               By:/s/ Mark A. Kaiser
                                  ----------------------------------------------
                                  Mark A. Kaiser
                                  Chairman of the Board and Chief Executive
                                  Officer

                               PURCHASER:

                               HEALTHPLAN SERVICES CORPORATION



                               By:/s/ James K. Murray, III
                                  ----------------------------------------------
                                  James K. Murray, III, Executive Vice President and Chief Financial Officer


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